Exhibit 4.1

AMENDMENT NO. 1 TO SENIOR NOTE

This AMENDMENT NO. 1 TO SENIOR NOTE (this “Amendment”), is entered into as of May 28, 2026, by and between Chain Bridge I, a Cayman Islands exempted company with offices located at 8 The Green #17538, Dover, DE 19901 (the “Company”) and the undersigned investor (the “Investor”), and amends that certain Senior Note (as amended, modified, exchanged into one or more other senior notes, and/or waived prior to the date hereof, the “Existing Note”), originally issued on September 30, 2025 by the Company to the Investor. Capitalized terms not defined herein shall have the meaning as set forth in the Existing Note.

WHEREAS, the Company and the Investor desire to amend certain provisions of the Existing Note pursuant to Section 20 thereof.

NOW, THEREFORE, in consideration of the covenants and agreements contained therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENTS. Effective as of the Effective Time (as defined below), the Existing Note is hereby amended as follows:

(a) The definition of “Maturity Date” is hereby amended by replacing “November 15, 2025” with “November 15, 2026”.

(b) Section 3(f) in the Existing Note is hereby deleted in its entirety.

2. MISCELLANEOUS

(a) Acknowledgement; Reaffirmation of Obligations. The Company hereby confirms and agrees that following the Effective Time, except as set forth in Section 1 above, the Existing Note is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

(b) Effective Time. This Agreement shall be effective (the “Effective Time”) upon the due execution and delivery of this Agreement by the Company and the Holder.

(c) References. From and after the Effective Time, all references in the Existing Note to “this Note”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Existing Note shall mean the Existing Note as amended or modified hereby.

(d) Governing Law. This Amendment shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the internal laws of the State of Delaware, without giving effect to any provision of law or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such courts lack subject-matter jurisdiction, in the Superior Court of the State of Delaware), for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e) Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Amendment may be executed and delivered originally, by facsimile, or by portable document format (“PDF”), scan or other electronic means and each such original, facsimile copy, PDF or other electronic copy when so executed and delivered shall be deemed to be an original.

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IN WITNESS WHEREOF, the Company and the Investor have caused their respective signature page to this Amendment to the Existing Note to be duly executed as of the date first written above.

COMPANY:

CHAIN BRIDGE I

By:	/s/ Andrew Cohen
	Name:	Andrew Cohen
	Title:	Chief Executive Officer

INVESTOR:

C/M CAPITAL MASTER FUND LP

By:	/s/ Jonathan Juchno
	Name:	Jonathan Juchno
	Title:	Manager

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